Exhibit 99.1




                                         Contact: Bob Connors, VP/CFO Fiberstars
                                                  510-490-0719
FOR IMMEDIATE RELEASE:

               FIBERSTARS ACQUIRES TWO EUROPEAN LIGHTING COMPANIES

              FREMONT, CA, November 24, 1998--Fiberstars, Inc. (Nasdaq: FBST) announced today that it has acquired the net assets of Crescent Lighting, Ltd. (Crescent), and Lichberatung Mann (LBM), fiber optic lighting manufacturers and distributors in Europe. The acquisitions will not be material to Fiberstars results this year, but are expected to be synergistic with Fiberstars' current commercial lighting business and contribute to its future growth."

              After accounting for inter-company transfers, current annual revenues for the two companies total approximately $6,000,000, with net income of approximately $500,000. For the net assets of both companies, Fiberstars paid $2,875,00 in cash and 284,500 shares of Fiberstars common stock, or an aggregate of $4,013,000. As part of the transactions, Crescent Managing Director Michael Morrison and LBM Managing Director Bernhard Mann were given multi-year employment contracts.

              Since its inception in 1989, Crescent has been a distributor of Fiberstars' line of fiber optic lighting products into the UK, greater Europe and the Middle East. Crescent also licenses certain technology from Fiberstars for local manufacture, manufactures its own fiber optic lighting systems and acts as United Kingdom and/or European distributor for selected other specialty lighting lines. On average, about three-fourths of Crescent's sales revenues are from the sale of fiber optic products.

              Crescent has installed fiber optic lighting for Fiberstars at the Church of the Holy Sepulchre in Jerusalem, the Red Sea Palace in Saudi Arabia, The Abraj Shopping Centre in the United Arab Emirates, sections of the Blue Water Shopping Centre in the UK, and Woburn Alley and the Science Museum in the UK. Crescent has numerous other installations throughout the UK and in other European markets.

              LBM has been a distributor of the Fiberstars line of fiber optic lighting products since its inception in 1994, and has grown rapidly to become the leading fiber optic lighting company in Germany, Austria, Switzerland and northern Europe.

              LBM has installed fiber optic lighting at Mercedes Benz headquarters, the Coca Cola, General Electric, Siemens, and DEBIS buildings and the central fountain at Potsdamer Platz Berlin, the New Government areas and Jewish Museum in Berlin, the Guggenheim exhibition, and for Deutsche Bank, Dresdner Bank, Westdeutsche Landesbank, Berliner Bank, Volksbank, Sparkasse, Media Control, Munich Reinsurance Co., Allianz, Deutsche Post, Deutshe Telecom, Lepzig Fair, Munich Fair, Airport Munich, Airport Stuttgart, Airport Brussels, Sixt Car Rental, Volkswagen, Audi, House of History in Bonn, Festival Hall of Baden-Baden, Weiner Hofburg in Vienna and many others.


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              "These  acquisitions  position  Fiberstars  well for the growth we expect in fiber optic lighting," said David Ruckert, Fiberstars President and CEO. "Michael Morrison is a lighting engineer and European marketing expert who has an outstanding team at Crescent. We expect that Crescent will continue to build its business with a broad range of innovative lighting products for specialist lighting applications.

               "LBM is an outstanding company. Bernhard Mann is a creative and energetic lighting executive, and he and Claudia Mann and their excellent staff have built this business rapidly by applying fiber optics to satisfy a wide variety of customer lighting requirements."

              Ruckert continued, "Michael and Bernhard have many years of experience in lighting and are well respected in the European market. Both will become important members of Fiberstars' management team, and I look forward to their contributions to our growth."

              Mr. Morrison said, "Crescent Lighting is a major player in fiber optic lighting in Europe. I believe we are only scratching the surface of this exciting market, which we expect to do in a more effective manner as part of Fiberstars, the world's largest fiber optic applications company. We are looking forward to working within the new organization to capitalize on Fiberstars' market position and leading edge technologies."

              "We are pleased to be a part of Fiberstars, the world leader," said Bernhard Mann. "Fiber optic lighting is a market where technology and creativity go hand in hand. This new alliance of companies will enable Fiberstars and LBM to realize the full growth potential of fiber optics as it grows into an increasingly large segment of the lighting market."

              The values of fiber optic lighting include aesthetic, energy efficiency and safety advantages over conventional electric light products. Fiberstars is the world's leading supplier of fiber optic lighting, with products designed, manufactured and marketed in the commercial lighting, sign, swimming pool and spa markets.

              Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, but not limited to, statements herein regarding the success of the new acquisitions and Fiberstars' ability to integrate them successfully into its operation, forecasts of future sales, margins and profits, the potential for expansion of the market for fiber optic lighting and the ability of new Fiberstars products to be shipped on a timely basis and sell successfully in the market. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include increased competition, delays in manufacturing of products, a significant slowdown in geographic economies where the Company markets its products and other adverse sales and distribution factors. For more information about potential factors which could affect Fiberstars financial results, please refer to the Fiberstars Annual Report on Form 10-KSB for the year ended December 31, 1997, and the Fiberstars Quarterly Reports on Form 10-QSB for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998 which are on file with the Securities and Exchange Commission.